Exhibit (a)(40)
AMENDMENT NO. 39
TO THE
DECLARATION OF TRUST
OF
GOLDMAN SACHS TRUST
     This AMENDMENT NO. 39 to the AGREEMENT AND DECLARATION OF TRUST (the “Declaration”) as amended, dated the 28th day of January, 1997 of Goldman Sachs Trust (the “Trust”) is made by the Trustees named below as of December 14, 2006:
     RESOLVED, that the termination of the Goldman Sachs Research Select FundSM and Goldman Sachs European Equity Fund, be, and they hereby are, ratified, confirmed and approved;
     FURTHER RESOLVED, that the Agreement and Declaration of Trust be amended for the purpose of abolishing and terminating the Goldman Sachs Research Select FundSM and Goldman Sachs European Equity Fund;
     FURTHER RESOLVED, that effective December 14, 2006, the Agreement and Declaration of Trust of the Trust dated January 28, 1997, as amended (the “Declaration”), be further amended as contemplated in Article V, section 2 and Article IX, section 8 thereof by changing the name of the existing Series of units of the Trust known as “Goldman Sachs Commodities Fund” to “Goldman Sachs Commodity Exposure Fund”; and
     FURTHER RESOLVED, that effective December 31, 2006, the Agreement and Declaration of Trust of the Trust dated January 28, 1997, as amended (the “Declaration”), be further amended as contemplated in Article V, section 2 and Article IX, section 8 thereof by changing the name of the existing Series of units of the Trust known as “Goldman Sachs International Equity Fund” to “Goldman Sachs Concentrated International Equity Fund”; and
     FURTHER RESOLVED, that the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary, and any Assistant Secretary of the Trust be, and each of them hereby is, severally authorized and empowered, in the name of the Trust, to execute and deliver an instrument in writing effecting the aforesaid amendment and to cause the same to be filed wherever in the discretion of such officer such filing is appropriate.

/s/ Peter Bonanno

Peter Bonanno
as Secretary of the Trust